Exhibit 10.1

EXECUTION VERSION

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (the “Separation Agreement”) is entered into between Bruce D. Davis, Jr. (“Employee”), Niska Gas Storage Partners LLC, a Delaware limited liability company (the “Company”), and Niska Gas Transport Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Company (“Transport”). The Company and its subsidiaries, including Transport, are collectively referred to herein as the “Company Group.”  Niska Holdings L.P., a Delaware limited partnership formerly known as Niska GS Holdings Canada, L.P. (“Holdings”) also enters this Separation Agreement for the purpose of acknowledging and agreeing to the provisions of Section 4 below.  Capitalized terms not defined herein shall have the same meaning given such term within the Employment Agreement (defined below).

WITNESSETH

A.                                    Employee and the Company previously entered into that certain employment agreement dated May 7, 2014 (the “Employment Agreement”), which was assigned by the Company to Transport, effective January 1, 2015.  Employee’s employment with the Company and any other member of the Company Group will end at 5:00 p.m. Eastern time on the Termination Date (as defined below) due to termination of Employee’s employment without Cause pursuant to Section 7(b) of the Employment Agreement.

B.                                    The Employment Agreement shall terminate on the Termination Date, provided that the parties agree that Employee’s post-employment obligations contained in Sections 9, 10 and 11 of the Employment Agreement survive and are of full force and effect.

C.                                    The parties hereto desire to avoid the expense, delay and uncertainty attendant to any claims which may arise from Employee’s employment with the Company and any other member of the Company Group or the termination thereof.

D.                                    Employee desires to release any claims or causes of action Employee may have arising prior to the date Employee executes this Separation Agreement, including any claims that Employee may have arising from Employee’s employment with the Company or any other member of the Company Group or the termination of such employment.

E.                                     Employee’s rights with respect to certain phantom unit awards granted to him under the Niska Gas Storage Partners LLC Phantom Unit Performance Plan shall be addressed separately within that certain Agreement Regarding Niska Gas Storage Partners LLC Phantom Unit Performance Plan Awards by and between Employee and the Company, dated effective July 31, 2015 (the “PUPP Award Payment Agreement”).

F.                                      For and in consideration of the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree:

1.                                      Separation from Employment.  The parties agree that the last day of Employee’s employment with the Company or any other member of the Company Group is July 31, 2015 (the “Termination Date”), and that such employment shall end at 5:00 p.m. Eastern time on the Termination Date.  As of the Termination Date, Employee has no further employment relationship with the Company, any other member of the Company Group, or any other Company Party (as defined below).  The parties further acknowledge and agree that, as of the Termination Date, Employee resigned (a) as an officer of the Company and each affiliate of the Company, as applicable and (b) from the board of directors (or similar governing body) of the Company and each of the Company’s affiliates (as applicable) and (c) from the board of directors (or similar governing body) of any corporation, limited liability company or other entity to which the Company holds an equity interest and with respect to which board (or similar governing body) Employee serves as the designee of other representative of the Company or any of its affiliates.

2.                                      Severance Payments and Benefits.  The parties agree as follows:

(a)                                 If Employee abides by his continuing obligations hereunder (including those obligations described in Section 6 below) and executes this Separation Agreement after 5:00 p.m. Eastern time on the Termination Date and on or before August 7, 2015 and delivers the executed agreement to William H. Shea, Jr., Chairman, President and Chief Executive Officer, Niska Gas Storage Partners LLC, 170 Radnor Chester Road, Suite 170, Radnor, Pennsylvania 19087 (email: Bill.Shea@niskapartners.com) so that it is received by Mr. Shea no later than August 7, 2015, the Company will pay, or cause to be paid, to Employee the amounts set forth in Section 7(f) of the Employment Agreement.  For purposes of convenience, the amounts and benefits due to Employee under Section 7(f) of the Employment Agreement are as follows:

(i)                                     The sum of $515,360, less applicable taxes, withholdings and any other legal standard deductions, which such amount represents twenty-four (24) months of Employee’s base salary or wages as of the Termination Date (the “Severance Payment”).  Pursuant to the Employment Agreement, the Severance Payment was to be paid to Employee in substantially equal installments on the applicable regularly scheduled payroll dates that occur during the twenty-four (24) month period following the Termination Date.  In accordance with and subject to Section 25 of the Employment Agreement, the parties agree that the Severance Payment is exempt from Section 409A’s restrictions on changing the time and form of payment under the “separation pay” exception of Section 409A, thus the time of payment for the Severance Payment may be modified to provide Employee with one lump sum cash payment. Subject to the requirements set forth within this Separation Agreement, the Severance Payment will be paid to Employee as soon as reasonably practicable following the date Employee delivers the executed Separation Agreement as described above but in no event later than the sixtieth (60th) day following the Termination Date.  The parties acknowledge and agree that all services necessary to earn the Severance Payment are complete as of the date Employee executes and delivers this Separation Agreement as described above and payment of such amount is due and payable in accordance with the terms hereof immediately upon such execution and delivery.

(ii)                                  Subject to Employee being eligible for, and timely electing, health care benefit continuation coverage for Employee and any spouse and eligible dependents under the Company’s or the Company’s affiliates’ applicable group health care plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall reimburse, or shall cause to be reimbursed, to Employee on a monthly basis Employee’s monthly premium costs. Employee shall be eligible to receive reimbursement for continuation coverage as described herein until the earliest of (x) the date that is the 18-month anniversary of the Termination Date and (y) the date that Employee becomes eligible to be covered under a group health plan sponsored by another employer (and Employee shall immediately notify the Company in the event that Employee and/or Employee’s spouse or eligible dependents are so eligible).  Subject to the terms of the Employment Agreement, including any delays required by Section 7(f)(iv) of the Employment Agreement, the first monthly COBRA reimbursement payment shall be paid within sixty (60) days following the Termination Date, with any remaining payments to be paid on the first regularly scheduled pay date following the date on which each premium is paid. Employee acknowledges and agrees that the election of such continuation coverage and the payment of all premium payments with respect to such continuation coverage will remain Employee’s sole responsibility.

3.                                      Prior Rights and Obligations.  In entering into this Separation Agreement, Employee expressly acknowledges and agrees that Employee has received all leaves (paid and unpaid) to which Employee was entitled during Employee’s employment with the Company or any other member of the Company Group and, as of the date that Employee executes this Separation Agreement, Employee has received all wages and been paid all sums that Employee is owed by any member of the Company Group that are not otherwise specifically addressed in this Separation Agreement.  For the avoidance of doubt, Employee acknowledges and agrees that: (a) Employee had no right to the consideration pursuant to Section 2, or any portion thereof, but for his entry into this Separation Agreement; and (b) payment of the consideration pursuant to Section 2 fully and finally satisfies any and all obligations that any Company Party has ever had or ever could have to Employee pursuant to the Employment Agreement or, subject to Section 4 below, any other agreement between Employee and any Company Party and Employee is not entitled to any other payments (including any bonus payments or other compensation) from any Company Party with the exception of: (i) the Accrued Benefits, if any (if not paid by the time Employee executes this Separation Agreement), or (ii) any amounts due to Employee pursuant to the PUPP Award Payment Agreement.  The parties agree that Employee does not have any accrued but unused vacation as of the Termination Date.

4.                                      Class D Profits Interests.  Holdings granted 80,000 Class D profits interest awards to Employee on May 7, 2014 pursuant to a Profits Interest Award Agreement and the Fourth Amended & Restated Limited Partnership Agreement of Holdings. As of the Termination Date,

twenty-five percent (25%) of Employee’s Class D profits interest awards are deemed to be “Vested Awarded Units,” while seventy-five percent (75%) of Employee’s Class D profits interests awards are “Unvested Awarded Units” under the Profits Interest Award Agreement. Pursuant to the Profits Interest Award Agreement, the Unvested Awarded Units will be automatically forfeited without consideration upon the Termination Date.  Also pursuant to the Profits Interest Award Agreement, Holdings has a fair market value repurchase right with respect to the Vested Awarded Units for a period of 180 days following the Termination Date.  Holdings hereby exercises its right to repurchase each of the Vested Awarded Units at fair market value as of the Termination Date.  Employee and Holdings agree that the fair market value of the Vested Awarded Units shall be $0.00 per unit as of the repurchase date. Employee acknowledges that Holdings has satisfied all obligations with respect to the Class D profits interest awards, and have satisfied all repurchase procedures of any nature set forth within the Profits Interest Award Agreement.  Employee acknowledges that he has no further rights in the Class D profits interests, the Profits Interest Award Agreement, or the Fourth Amended & Restated Limited Partnership Agreement of Holdings.

5.                                      Release.

(a)                                 For good and valuable consideration, including the provision of certain severance payments and benefits to Employee in accordance with Section 7(f) of the Employment Agreement and Section 2 of this Separation Agreement, Employee hereby releases, discharges and forever acquits each member of the Company Group and their respective Affiliates and subsidiaries and the past, present and future stockholders, officers, members, partners, directors, managers, employees, agents, attorneys, heirs, representatives, successors and assigns of the foregoing, in their personal and representative capacities, as well as all employee benefit plans maintained by any member of the Company Group or any of their respective Affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, subject to the limitations in Section 5(b) of this Separation Agreement, any and all claims, damages, or causes of action related to Employee’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter occurring on or prior to the date of this Separation Agreement including, (i) any alleged violation through the date of this Separation Agreement of:  (A) Title VII of the Civil Rights Act of 1964, as amended; (B) the Civil Rights Act of 1991; (C) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (D) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (E) the Immigration Reform Control Act, as amended; (F) the Americans with Disabilities Act of 1990, as amended; (G) the National Labor Relations Act, as amended; (H) the Occupational Safety and Health Act, as amended; (I) the Family and Medical Leave Act of 1993; (J) any federal, state or local anti-discrimination or anti-retaliation law; (K) any federal, state or local wage and hour law; (L) any other local, state or federal law, regulation or ordinance; and (M) any public policy, contract, tort, or common law claim; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim; (iii) any and all rights, benefits or claims Employee may have under any employment contract, incentive compensation plan or equity-based compensation plan with any Company Party or to any ownership interest in any Company Party except as expressly provided in the Employment Agreement or this Separation Agreement; and (iv) any claim for severance benefits of any kind not expressly set forth in Section 7(f) of the Employment Agreement or Section 2 of this

Separation Agreement (collectively, the “Released Claims”).  In no event shall the Released Claims include (a) any claim which arises after the date Employee executes this Separation Agreement, (b) any claim to vested benefits under an employee benefit plan of any Company Party, (c) any claims for contractual severance payments under Section 7(f) of the Employment Agreement, (d) any claims for the contractual benefits provided to Employee within the PUPP Award Payment Agreement, (e) Employee’s rights to indemnification and insurance coverage under Section 16 of the Employment Agreement, or (f) Employee’s right to indemnification to the fullest extent provided under applicable law or the Second Amended and Restated Operating Agreement of Niska Gas Storage Partners LLC dated as of April 2, 2013, as amended, restated and otherwise supplemented from time to time, in each case to the extent that such indemnification right relates to a claim made prior to the date that Employee executes this Separation Agreement, but is not finally resolved as of the date of this Separation Agreement, or a claim that is made on or after the date that Employee executes this Separation Agreement.  This Separation Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious.  Rather, Employee is simply agreeing that, in exchange for the consideration recited in the first sentence of this paragraph, any and all potential claims of this nature that Employee may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.  By signing this Separation Agreement, Employee is bound by it.  Anyone who succeeds to Employee’s rights and responsibilities, such as heirs or the executor of Employee’s estate, is also bound by this Separation Agreement.  This release also applies to any claims brought by any person or agency or class action under which Employee may have a right or benefit.  Further, notwithstanding the release of liability contained herein, nothing in this Separation Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Separation Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; provided, however, that Employee understands and agrees that Employee is waiving the right to recover monetary damages or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions.  THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b)                                 The parties agree that nothing in this Separation Agreement prevents or prohibits Employee from making any disclosure of relevant and necessary information or documents in connection with any charge, action, investigation, or proceeding relating to this Separation Agreement, or as required by law or legal process. The parties acknowledge that the EEOC and comparable state or local agencies have the authority to carry out their statutory duties by investigating charges, issuing determinations, and filing lawsuits in Federal or state court in their own name, or taking any action authorized by the EEOC or comparable state or local agencies. Employee retains the right to communicate with the EEOC and comparable state or local agencies and such communication can be initiated by Employee or in response to the government and such right is not limited by any non-disparagement claims. The parties agree that communication with employees plays a critical role in the EEOC’s enforcement process because employees inform the agency of employer practices that might violate the law. For this reason, Employee’s right to communicate with the EEOC is a right that is protected by federal law and this Separation Agreement does not prohibit or interfere with those rights.

(c)                                  Employee agrees, subject to the limitations in Section 5(b) of this Separation Agreement, not to bring or join any lawsuit against any of the Company Parties in any court relating to any of the Released Claims. Employee represents and warrants that Employee has not filed any claims, complaints, charges or lawsuits against any of the Company Parties with any governmental agency or with any state or federal court or arbitrator for, or with respect to, a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the date hereof. Employee further represents and warrants that he has made no assignment, sale, delivery, transfer or conveyance of any rights Employee has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.

6.                                      Affirmation of Continuing Duties.  In connection with his employment with the Company and any other member of the Company Group, Employee has been provided with Confidential Information.  Employee hereby expressly reaffirms the covenants set forth in Sections 9, 10 and 11 of the Employment Agreement, expressly acknowledges their validity and continuing, binding effect and agrees to abide by them in their entirety.  Employee further acknowledges that his commitment set forth in this Section 6 is a material inducement for the Company and Transport to enter into this Separation Agreement and that abiding by the terms of Sections 9, 10, and 11 of the Employment Agreement is a condition to his entitlement to the payments and benefits set forth in Section 2 above.

7.                                      Employee’s Representations.  By executing and delivering this Separation Agreement, Employee expressly acknowledges that: (a) Employee has carefully read this Separation Agreement; (b) Employee fully understands the final and binding effect of this Separation Agreement; the only promises made to Employee to sign this Separation Agreement are those stated in the Employment Agreement and herein; and Employee is signing this Separation Agreement knowingly, voluntarily and of Employee’s own free will; (c) Employee understands and agrees to each of the terms of this Separation Agreement; (d) Employee has no right to the consideration pursuant to Section 2, or any portion thereof, but for his entry into this Separation Agreement; and (e) no Company Party has provided any tax or legal advice regarding this Separation Agreement and Employee has had the opportunity to receive sufficient tax and legal advice from advisors of Employee’s own choosing such that Employee enters into this Separation Agreement with full understanding of the tax and legal implications thereof.

8.                                      Choice of Law, Modification and Execution.  This Separation Agreement will be construed in accordance with and governed by the laws of the State of New York and where applicable the laws of the United States.  The parties agree that this Separation Agreement cannot be modified or amended except by a written instrument signed by Employee and a duly authorized representative of each of the other parties hereto.  This Separation Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Separation Agreement.

9.                                      Return of Company Materials and Confidential Information.  Employee agrees that, as of the Termination Date, Employee has returned to the Company: (i) all property belonging to any member of the Company Group, including documents, electronically stored information, bank files, software, computers (laptop or otherwise), policy manuals, office supplies, keys and any other tangible item belonging to any member of the Company Group; and (ii) all materials of any nature containing or pertaining to Confidential Information in Employee’s possession or control, including, any customer information or records, strategic plans, business policies, financial information, intellectual property, methods of operation, implementation strategies, and any documents or materials consisting of or containing trade secrets or other legally protectable information of any member of the Company Group.

10.                               Waiver of Breach.  Any waiver of this Separation Agreement must be executed by the party to be bound by such waiver.  No waiver by either party hereto of a breach of any provision of this Separation Agreement by the other party, or of compliance with any condition or provision of this Separation Agreement to be performed by the other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach continues.

11.                               Entire Agreement.  This Separation Agreement sets forth the entire agreement between the parties relating to the subject matter herein and supersedes any and all prior oral or written agreements or understandings between the parties concerning the subject matter of this Separation Agreement.  None of the parties has made any settlement, representations or warranty in connection herewith (except those expressly set forth in this Separation Agreement) which have been relied upon by the other party, or which acted as an inducement for the other party to enter into this Separation Agreement.

12.                               Interpretation.  Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof.  Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof.  The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.”  The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Separation Agreement and not to any particular provision hereof.  The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.  Neither this Separation Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise.  On the contrary, this Separation Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties.

[Signature page follows]

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS, THAT I UNDERSTAND THAT IT CONTAINS A COMPLETE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, AND THAT I AM ENTERING INTO IT VOLUNTARILY.

/s/ Bruce D. Davis, Jr.
Bruce D. Davis, Jr.

7-31-2015
Date

Accepted and Agreed:

Niska Gas Storage Partners LLC

	By:	/s/ William H. Shea, Jr.

	Name:	William H. Shea, Jr.

	Title:	President and Chief Executive Officer

	Date:	7-31-2015

Niska Gas Transport Inc.

	By:	/s/ William H. Shea, Jr.

	Name:	William H. Shea, Jr.

	Title:	President and Chief Executive Officer

	Date:	7-31-2015

With Respect to Section 4:

Niska Holdings L.P.

	By:	/s/ William H. Shea, Jr.

	Name:	William H. Shea, Jr.

	Title:	President and Chief Executive Officer

	Date:	7-31-2015